EXHIBIT 10.1

EXECUTION COPY

LICENSE AND ASSET PURCHASE AGREEMENT

THIS LICENSE AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of December 8, 2006 (the “Effective Date”) by and between Biovest International, Inc., a Delaware corporation, with its offices located at 324 S. Hyde Park Avenue Suite 350, Tampa FL 33606 (“Biovest”), and AutovaxID, Inc., a Florida corporation with offices located at 377 Plantation St. Worcester, Massachusetts 01605 (“AutovaxID”). Together, AutovaxID and Biovest are collectively referred to as the “Parties,” and, individually Biovest and AutovaxID are referred to as a “Party”.

RECITALS

WHEREAS, Biovest has developed and owns all rights to the Autovax automated cell production instrument described in Exhibit A (as covered by the Licensed Patent rights owned by Biovest under the patent numbers described in Exhibit A of the License Agreement attached hereto as Exhibit B, together with any successor innovation thereto developed by Biovest or its affiliates, the “Autovax Instrument”);

WHEREAS, Biovest wishes to grant to AutovaxID pursuant to the terms and conditions hereof the exclusive, perpetual right to manufacture, market, sell and commercialize the Autovax Instrument in North America pursuant to the License Agreement attached hereto as Exhibit B;

WHEREAS, Biovest wishes to sell to AutovaxID at the Leasehold Occupancy date certain assets listed on Exhibit C hereto to be used in the manufacture of Autovax Instrument (the “Purchased Equipment”);

WHEREAS, AutovaxID desires to license the commercial rights to the Autovax Instrument as provided herein and to purchase the Equipment subject to the liens described in Exhibit D (the “Continuing Liens”) on the Leasehold Occupancy date; and

WHEREAS, AutovaxID has executed a certain Lease Agreement (“Lease”) as amended attached as Exhibit E with respect to portions of premises located at 1701 Macklind Avenue, St. Louis, MO 63110 (the “AutovaxID Lease”) which requires completion of tenant improvements and a Certificate of Occupancy before occupancy can commence (“Leasehold Occupancy”); and

WHEREAS AutovaxID has provided its Business Plan outlining its anticipated operations in connection with the commercial production and distribution of the Autovax Instrument, which Business Plan is attached hereto as Exhibit F; and

WHEREAS, the parties wish to set forth the terms and conditions pursuant to which AutovaxID will serve as a contract manufacturer for Biovest for Autovax Instruments to be used by Biovest, as requested by Biovest to produce anti-cancer vaccine to be used by Biovest in its clinical trial and for commercial sale.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Biovax and Biovest hereby agree as follows:

1. License.

At Closing (as defined in Section 4), Biovest shall grant to AutovaxID the license to manufacture, market, sell and commercialize the Autovax Instrument in North America pursuant to the terms and conditions of the License Agreement attached hereto as Exhibit A. The License Agreement shall be duly executed by Biovest and delivered to AutovaxID at Closing. The license shall be non-exclusive prior to the achievement of Leasehold Occupancy (the “Operational Date”) and shall become an exclusive license on the Operational Date. Prior to the Operational Date, all Autovax Instruments shall continue to be manufactured by Biovest and AutovaxID shall have no right or interest in the instruments manufactured by Biovest prior to the Operational Date or the proceeds of the sale of such instruments.

2. Sale of Equipment.

At Leasehold Occupancy, AutovaxID shall purchase for fair market value the Equipment listed in Exhibit C, as is and where is, subject to the Continuing Liens listed in Exhibit D. The Equipment shall be conveyed by Bill of Sale subject to the right of the Continuing Liens.

3. Pricing and Payment Terms.

As the full purchase price for the License and related business opportunity, AutovaxID shall pay to Biovest Five Million Six Hundred Thousand Dollars ($5,600,000) (the “Purchase Price”) in cash at Closing.

4. Closing.

The closing shall take place at 377 Plantation Street, Worcester MA on December 8, 2006 at 10 am (the “Closing”). At the Closing, the parties shall deliver the following:

AutovaxID shall deliver to Biovest:

1.	Cash in payment of the Cash Portion of the Purchase Price

2.	Executed License Agreement in the Form of Exhibit B (the “License Agreement”).

3.	Acknowledgement of Assumed Liens

Biovest shall deliver to AutovaxID:

1.	Executed License Agreement in the form of Exhibit B.

2.	Upon Leasehold Occupancy the Bill of Sale to the Equipment listed in Exhibit D

5. Contract Manufacturer.

As more fully described in the License Agreement, AutovaxID shall serve as a non-exclusive contract manufacturer to manufacture Autovax Instruments for Biovest to be used by Biovest for internal manufacturing purposes, including but not limited to producing anti-cancer vaccine for clinical trial or commercial sale and to produce other cell products including contract manufacturing of any description and for re-sale to customers outside North America, provided Biovest cannot purchase Autovax Instruments for resale to customers in or to be used in North America. Biovest shall have no minimum purchase requirements and all such purchases shall be as and when required by Biovest and shall be at the specifications submitted in writing by Biovest and accepted by AutovaxID. All Autovax Instruments manufactured by AutovaxID for Biovest shall be paid for at fair market value (which shall be no less than fully burdened manufactured cost). AutovaxID’s fully burdened cost includes all third party and overhead expenses, such as wages and salaries, lease payments, utilities, purchases of manufacturing materials, maintenance and repairs to equipment and leasehold, amortization, and other expenditures necessary or appropriate to operate the Lease Premises currently accrued, using the same methodology as currently used in Biovest financial accounting. Fully burdened costs do not include capital expenditures such as purchases of equipment and partially completed vaccines, expansion of facilities, leasehold improvements, and employee training. Biovest shall have the right to inspect and audit the calculation of full burdened manufactured cost upon reasonable notice to AutovaxID. Invoices shall be paid within 30 days after invoice. Nothing herein shall prohibit Biovest from purchasing Autovax Instruments from other manufacturing sources outside of North America.

6. Shared Support Services.

AutovaxID shall be entitled to, but shall not be obligated to, purchase support services, such as HR support, IT support, accounting support and legal support, from Biovest. The purchase price shall be an amount equal to the allocated cost to Biovest for providing such services purchased by AutovaxID in its discretion. Upon Leasehold Occupancy, Biovest shall provide as part of its shared resource assistance to AutovaxID in training newly hired employees to staff the manufacturing facility in St. Louis, MO. James Carroll will serve as an employee of AutovaxID shared with Biovest. Mr. Carroll shall maintain his office in Worcester, MA in an area that is verified to be a qualified census tract for New Markets Tax Credits.

7. No Interest in Vaccine or Intellectual Property of Biovest.

AutovaxID will not acquire, by virtue hereof, any interest in any property of Biovest not expressly transferred hereunder. In expansion of, and not in limitation of, the forgoing, it is expressly agreed and acknowledged that AutovaxID shall have no interest in, right to use or ownership of Biovest’s anti-cancer vaccine, any patent or proprietary property of Biovest, the Investigational New Drug Applications owned by Biovest, the clinical trials being conducted by Biovest, and any other contractual rights or property of Biovest.

8. Representations and Warranties.

A. Representations and Warranties of Biovest. Biovest represents and warrants the following to AutovaxID with the intention that AutovaxID may rely upon the same and acknowledges that (except as otherwise indicated in the specific paragraph) the same shall be true on the date hereof, as of the Operational Date (as if made at the Closing), and as of the Closing, and shall survive the closing of this transaction.

1. Title. As of the Purchase Closing, Biovest will own the Autovaxid instrument business (the “Autovax License Rights”) and Purchased Equipment free and clear of any liens, claims, charges or other encumbrances other than the Continuing Liens.

2. Licenses and Permits. Biovest possesses all permits, licenses, approvals and notifications, governmental or otherwise, the absence of which would have a material adverse effect on Biovest’s Autovaxid Instrument business.

3. Litigation, Adverse Claims, and Related Matters. There is no pending or threatened litigation (nor, to Biovest’s knowledge, any claim which may lead to a threat of litigation), proceeding, or investigation (including any environmental, building or safety investigation) relating to any material aspect of the Autovax License Rights or the Purchased Equipment, nor is Biovest subject to any existing judgment, order or decree which would prevent, impede, or make illegal the consummation of the transactions contemplated in this Agreement or which would have a material adverse effect on the License Agreement.

4. Laws and Regulations. Biovest has complied, and is in compliance on the Closing Date, with all applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities relating to the License Agreement or the Equipment, the failure of which would have a material adverse effect on the License Agreement. Biovest has not received any notice of any alleged violation of any such statute, order, rule, regulation or requirement.

5. Breaches of Contracts; Required Consents. Neither the execution and delivery of this Agreement by Biovest, nor compliance by Biovest with the terms and provisions of this Agreement will:

(a) Conflict with or result in a breach of (i) any judgment, order, decree or ruling to which Biovest is a party, (ii) any injunction of any court or governmental authority to which Biovest is subject, (iii) any agreement, contract or commitment which is material to the License Agreement, or (iv) any of the terms, conditions or provisions of the Articles of Incorporation, Bylaws or other governing instruments of Biovest; or

(b) Require the affirmative consent or approval of any third party other than Laurus Master Fund, Ltd.

6. Organization; Binding Obligation. Biovest is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Biovest has all requisite power and authority to own properties and assets and to conduct business as it is presently conducted. This Agreement constitutes the legal, valid and binding obligation of Biovest in accordance with the terms hereof. Biovest has all requisite corporate power and authority, including the approval of its shareholders and Board of Directors, to execute, perform, carry out the provisions of and consummate the transactions contemplated in this Agreement.

7. Completeness of Disclosure. The Business Plan attached as Exhibit F is not intended to be a full or complete disclosure of the business or risks of the Autovax Instrument. The Business Plan is not a material representation or warrant hereunder. The Business Plan does not contemplate use of the Autovax Instrument for the purposes of producing stem cells or therapeutics, and AutovaxID may not use or sublicense the Autovax Instrument for such purposes.

8. Valuation. The Valuation attached hereto as Exhibit G was prepared by the independent firm of The Financial Valuation Group and Biovest makes no representation or warranty regarding Exhibit G.

B. Representations of AutovaxID

1. Licenses and Permits. AutovaxID possesses or shall obtain following the Closing Date all permits, licenses, approvals and notifications, governmental or otherwise, the absence of which would have a material adverse effect on AutovaxID’s ability to assume operation of the Autovax License Rights.

2. Litigation, Adverse Claims, and Related Matters. There is no pending or threatened litigation (nor, to AutovaxID’s knowledge, any claim which may lead to a threat of litigation), proceeding, or investigation (including any environmental, building or safety investigation) relating to any material aspect of AutovaxID’s business, nor is AutovaxID subject to any existing judgment, order or decree which would prevent, impede, or make illegal the consummation of the transactions contemplated in this Agreement or which would have a material adverse effect on AutovaxID’s business.

3. Laws and Regulations. AutovaxID has complied, and is in compliance on the Closing Date, with all applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities, the failure of which would have a material adverse effect on AutovaxID’s business. AutovaxID has not received any notice of any alleged violation of any such statute, order, rule, regulation or requirement.

4. Breaches of Contracts; Required Consents. Neither the execution and delivery of this Agreement by AutovaxID, nor compliance by AutovaxID with the terms and provisions of this Agreement will:

(a) Conflict with or result in a breach of (i) any judgment, order, decree or ruling to which AutovaxID is a party, (ii) any injunction of any court or governmental authority to which AutovaxID is subject, (iii) any agreement, contract or commitment which is material to AutovaxID’s business, or (iv) any of the terms, conditions or provisions of the Articles of Incorporation, Bylaws or other governing instruments of AutovaxID; or

(b) Require the affirmative consent or approval of any third party, other than Laurus Master Fund, Ltd.

5. Organization; Binding Obligation. AutovaxID is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. AutovaxID has all requisite power and authority to own properties and assets and to conduct business as it is presently conducted. This Agreement constitutes the legal, valid and binding obligation of Autovaxid in accordance with the terms hereof. AutovaxID has all requisite corporate power and authority, including the approval of its shareholders and Board of Directors, to execute, perform, carry out the provisions of and consummate the transactions contemplated in this Agreement.

6. Completeness of Disclosure. No representation in this Agreement contains any untrue statement of a material fact or omits to state any material fact the omission of which would be misleading.

9. Exclusion of Warranty.

BIOVEST MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED EQUIPMENT, AND HEREBY SPECIFICALLY DISCLAIMS ALL IMPLIED AND STATUTORY WARRANTIES, BY OPERATION OF LAW OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF A PATENT, TRADEMARK, OR OTHER INTELLECTUAL PROPERTY RIGHT. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING BUT NOT LIMITED TO STATEMENTS REGARDING CAPACITY,

SUITABILITY FOR USE OR PERFORMANCE OF THE CUSTOMIZED SYSTEM, WHETHER MADE BY BIOVEST EMPLOYEES OR OTHERWISE, WHICH IS NOT CONTAINED IN THIS AGREEMENT, SHALL BE DEEMED TO BE A WARRANTY BY BIOVEST FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF BIOVEST WHATSOEVER.

10. Limitation of Liability.

AutovaxID acknowledges that the Equipment is sold “As is/Where is” and that in no event will Biovest retain any liability for the Purchased Equipment sold under the terms of this agreement. AutovaxID expressly acknowledges the Continuing Liens and the rights of the lienors. AutovaxID agrees to execute such subordination and other agreements as Biovest may reasonably request from time to time in order to effectuate the purposes of this Agreement.

11. Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard for its provisions with respect to conflict of laws.

12. Jurisdiction

Any claim, suit, action or proceeding initiated by any Party (whether in contract, tort or otherwise) arising out of this Agreement or the relationship of the parties hereunder, shall be filed and prosecuted only in the state or federal courts in the State of Delaware, which the Parties agree shall have exclusive jurisdiction over such matters and the Parties agree to submit to the jurisdiction of such courts. Each of the Parties, to the extent permitted by applicable law, hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-referenced courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the Parties hereby agrees that its submission to jurisdiction is made for the express benefit of the other Party hereto.

13. Termination

This Agreement may, by notice given prior to its performance, be terminated upon the earlier of (the “Termination Date”):

a. mutual consent of the Parties; or

b. notice to the other Party by either Party, if the Closing has not occurred (other than through the failure of such Party to comply with its obligations under this Agreement) by the close of business on December 20, 2006.

In the event of termination of this Agreement pursuant hereto, this Agreement shall forthwith become void and of no further force and effect and the parties hereto shall be released from any and all obligations hereunder.

14. Binding Effect.

This Agreement shall be binding upon the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned, or held in trust for a third-party, by any Party hereto without the prior written consent of the other Party, except that Biovest may assign or transfer this Agreement to any affiliate or subsidiary of Biovest.

15. Waiver of Conditions; Exhibits.

Any Party hereto may waive any condition provided in this Agreement for its benefit. All of the Exhibits attached to this Agreement are hereby incorporated herein and made a part hereof.

16.	Notices.

Any notice, authorization, request or demand required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the earlier of (i) the date when received by the addressee, if sent by overnight courier or delivered personally, (ii) when confirmation is confirmed by the sender’s fax machine, if sent by facsimile, provided that a copy thereof is also contemporaneously sent to the addressee by a method described in clauses (i) or (iii) of this Section 16, or (iii) the fifth business day after the date when posted, if sent by registered or certified mail, in any such case to the respective addresses specified in the introductory paragraph of this Agreement.

Any Party may, by written notice delivered in accordance with this Section 16, change the address to which any notices, authorizations, requests or demands are to be delivered hereunder.

17. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

18. Amendment.

This Agreement may be amended at any time pursuant to a written instrument signed by the Parties.

19. Interpretation.

Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to,” (d) the word “or” shall be deemed to be inclusive, and (e) references to “hereunder” or “herein” relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, and Exhibit references are to this Agreement unless otherwise specified. Capitalized terms set forth in the Exhibits attached hereto shall have the same meanings as set forth in this Agreement, unless defined otherwise in such Exhibit.

20. Construction.

The Parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

21. No Third Party Rights.

Nothing in this Agreement shall be deemed to create any right on the part of any person or entity not a party to this Agreement.

22. Waiver of Jury Trial.

The Parties specifically waive any right to trial by jury in any court with respect to any contractual, tortious or statutory claim, counterclaim or cross-claim against the other arising out of or connected in any way to this Agreement because the parties hereto, both of whom are represented by counsel, believe that the complete commercial aspect of their dealing with one another make a jury determination neither desirable nor appropriate.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

AutovaxID, Inc.

By:	/s/ Steven Arikian
Name:	Steven Arikian, M.D.
Title:	Chairman & CEO

Hereunto duly authorized

Biovest International, Inc.

By:	/s/ Steven Arikian
Name:	Steven Arikian, M.D.
Title:	Chairman & CEO

Hereunto duly authorized

Signature Page to License and Asset Purchase Agreement

EXHIBIT A

The AutovaxID - A breakthrough technology in the production of biologics for the Biotechnology industry

The AutovaxID is a self-contained automated cell growth instrument.

•	Two component design - a base or control module (1) – (numbers refer to photos in figure below)- and a disposable culture unit (2).

•	Functionally replaces conventional cell growth chambers that would take up over ten times the space.

The AutovaxID is a first-of-its kind automated modular cell growth instrument intended for research, biotechnology and pharmaceutical applications. The instrument is ideally suited for those seeking to produce any cell product including monoclonal antibodies, as well as those seeking to grow and expand a wide variety of cells. The instrument results in dramatic savings in space, manpower and consumable cost compared to conventional cell culture approaches.

The AutovaxID’s base, or control module, contains the unit’s mechanics and electronics. The disposable culture unit is a single -use disposable element containing a hollow-fiber cell growth chamber and a gas exchange cartridge. The culture unit is an integrated sealed module that snaps easily (3) into the base unit housing. Once the starter cells are introduced into the unit through an access port (4), the unit is sealed and the cells expand and grow in a temperature and CO2-regulated environment optimized for their specific needs. Cells expand in number within the growth chamber and grow for as long as required—days, weeks or longer. During this time little or no operator intervention is required.

In conventional cell culture systems in which cells are grown in flasks or bottles, the cells have to be diluted one or more times per week, and fed fresh growth medium. These manipulations are labor intensive and must be done by trained technicians. If the cells or their products are to be used for therapeutic purposes, these manipulations must done in costly clean-room facilities with sophisticated air handling systems. By contrast, cells in an AutovaxID require no splitting and are fed automatically with fresh medium. Because the cell growth units are sterile and sealed from the environment, the units can be housed in relatively inexpensive laboratory facilities.

The AutovaxID brings sophisticated hollow fiber technology within the reach of every laboratory

Each AutovaxID culture unit functionally replaces approximately 100 conventional T flasks, or a smaller number of roller bottles. This is made possible by the high surface area of the hollow fiber cartridge in which cells are grown. Hollow fiber cell culture is a proven technology for growing cells at high density in a compact space with reduced costs. Hollow fiber technology dramatically reduces the need for costly growth factors and media supplements and results in secreted product concentrations up to ten times higher than can be achieved with conventional cell culture techniques.

As an example, a typical 30 day growth run of hybridoma cells in an AutovaxID can yield up to 1 gram of monoclonal antibody in approximately 1-2 litres, 10-30 times more concentrated than could be achieved with conventional cell culture approaches. During the growth period in the AutovaxID the antibody- rich medium is continually collected in a sealed container stored a refrigerated compartment (4) integrated into the AutovaxID base unit. Typically, at the end of the run, the cell growth chamber is discarded and the product-rich medium is retained. For other applications, the cells also could be harvested and used for other purposes.

The National Cell Culture Center has utilized Biovest’s proprietary hollow fiber cartridge technology for the production of hundreds of cell lines for NIH sponsored researchers over the past 15 years.

The AutovaxID is ideal for laboratories that need to produce gram amounts of cell products such as monoclonal antibodies.

A lab developing and testing many different antibodies could operate dozens of AutovaxIDs simultaneously, each growing a different cell line. All of this could be done in a modest sized room monitored by one or two (compared to 10-12) technicians, saving time and keeping costs at a minimum.

For ease of record keeping the AutovaxID contains an on-board computer that stores all of the operational parameters of each production run. Each run can be uniquely associated with the disposable growth chamber used via the integrated bar code scanner and unique bar code associated with each culture module (6). Finally, because different cell lines may require different growth conditions, the AutovaxID is fully user programmable. Frequently used programs can be stored in the system memory after being entered through the touch-screen display (7).

The AutovaxID can also be used in applications in which the cells which are grown in the unit are collected instead of or in addition to any materials produced by the cells. Applications for the AutovaxID operated in this way include cell expansion for research or therapeutic purposes.

Advantages of the AutovaxID over conventional cell culture methods

Process/Parameter	Manual Cell Culture	AutovaxID
1. Product concentration	Variable, no ability to regulate. Typically 100mg in 1-10 L	Controlled by medium flow rate through hollow fiber reactor. Typically greater than 100mg in 1L

2. Culture-ware	Multiple manual transfers using large numbers of disposable units (flasks, etc)	Single integrated disposable culture unit. No transfers needed during production period

3. Growth conditions	Change over time as nutrients are depleted and waste products accumulate	Maintained constant over time through automated feedback loop.

4. Contamination	Possible at multiple steps	Virtually eliminated by sealed sterile culture-ware

5. Culture Oxygenation	Achieved via passive diffusion or sparging. May limit O2 availability and damage cells.	Continuously regulated via gas-exchange cartridge in media recirculation loop.

6. Batch record generation and documentation	Data must be recorded manually at intervals	In-process parameters automatically recorded and stored for record generation.

7. Product harvest	Manual harvest in batch mode, contaminated by cells and debris	Continuous automated harvest of filtered material

8. Process monitoring	Requires multiple monitoring and in-process measurement steps	Automated process monitoring with alarm alerts for out-of specification conditions

9. Scalability	Increasing production requires increasing space and manpower	Because of automation and small footprint, production can typically be scaled up in existing space with minimal additional manpower

For additional information about the AutovaxID contact:

James Carroll

General Manager

Biovest Advanced Instrumentation Division

Biovest International

377 Plantation St.

Worcester, MA 01695

508 793 0001 x 507

jcarroll@biovest.com

The AutovaxID: Changing the world of cell culture

•      Automated cell growth instrument

•      Sterile, disposable cell growth chamber

•      GMP-compliant

•      Rapid set-up

•      Touch-screen programming

•      Automated batch record generation

•      Small foot-print

EXHIBIT B

LICENSE AGREEMENT

[Attached]

EXHIBIT C

PURCHASED EQUIPMENT

AutovaxID Manufacturing Assets	8/20/2006

AutovaxID Instrument

Item #					Item Subtotal
1	Assemby Fixtures
		900022-000	FIXTURE* LCD ALIGNMENT	1710
		900023-000	FIXTURE* STALL SENSOR ALIGNMENT, CCI	1260
		900028-000	FIXTURE* .068 INCH SPACER	100
		900029-000	FIXTURE8ROTARY VALVE TORQUE	1000
		900032-000	FIXTURE*GASSING MANIFOLD	2320
		900033-000	FIXTURE*INSTR/CW INTERFACE	6300
		900035-000	READER/WRITER, CARD, COMPO BNC (F)	300
		900052-000	FIXTURE*ASSY,TUBING,GASSING, CCI	300
		900061-000	AY* GREASE GUN, MODIFIED	1000
		900062-000	FIXTURE* PUMP DRIVE	1000
		900065-000	FIXTURE* ALIGNMENT, TRANSDUCER PIN	1500
		900066-000	FIXTURE*FLOW SENSOR, LIQUID	2000
		900067-000	FIXTURE* PUMP, BELT TENSION	3620
		900068-000	FIXTURE*POSITION ENCODER TEST	3240
		900069-000	FIXTURE* UV LIGHT GUIDE	1960
		900070-000	FIXTURE* CABLE, MINI DOUBLE BANANA TO US STANDARD	270
					27880

Item #					Item Subtotal
2	Test Fixtures
		900036-000	FIXTURE*PUMP CARTRIDGE W/NEW TUBING,CCI	300
		900038-000	FIXTURE*ADAPTER PLUG, PH	300
		900039-000	FIXTURE*SENSOR, CO2 WITH READOUT	1000
		900040-000	FIXTURE*BOARD PROGRAMMING INTERFACE	2000
		900041-001	FIXTURE*TEMP. CAL. RES. 64.6 C, CCI	300
		900041-002	FIXTURE*TEMP. CAL. RES. 44.6 C, CCI	300
		900041-003	FIXTURE*TEMP. CAL. RES. 37.0 C, CCI	300
		900041-004	FIXTURE*TEMP. CAL. RES. 25.0 C, CCI	300
		900041-005	FIXTURE*TEMP. CAL. RES. 4.9 C, CCI	300
		900041-006	FIXTURE*TEMP. CAL. RES. - 5.0 C, CCI	300
		900042-000	FIXTURE*CABLE, BOARD POWER, CCI	300
		900043-000	FIXTURE*CABLE, BOARD REFRIG POWER, CCI	200
		900044-000	FIXTURE*HEATER & FAN INDICATOR, CCI	200
		900045-000	FIXTURE*CIRCULATION MOTOR W/BRACKET, CCI	200
		900046-000	FIXTURE*VALVE MOTOR, CCI	1000
		900047-000	FIXTURE*PINCH CLAMP INDICATOR, CCI	500

Item #					Item Subtotal
		900048-000	FIXTURE*SMB FEMALE TO MULTIMETER	200
		900049-000	FIXTURE*TEST LED W/RESISTOR, CCI	200
		900050-000	FIXTURE*ADAPTER SMB (M) TO BNC (F)	200
		900053-000	FIXTURE*4-MOTOR TEST, CCI	2000
		900054-000	FIXTURE* PUMP TORQUE	500
		900056-000	FIXTURE*ETHERNET HUB	200
		900057-000	FIXTURE*KEYBOARD, PS2	200
		900058-000	FIXTURE*CABLE, ETHERNET	200
		900064-001	AY*JUMPER,GASSING	500
		900064-002	AY*JUMPER,GASSING	500
		900064-003	AY*JUMPER,GASSING	500
		900071-000	FIXTURE*MODE PROGRAMMER,CO2 SENSOR	300
					13300

3	Software
	Revision “PreA-1 thru PreA-47”	9270 hours X $60/hr burdened			556200

4	Manufacturing Documentation
		700371-000	MANUAL*OPERATIONS,AUTOVAX	1200
		700386-000	SOP*PREPOWER OF AUTOVAXID-C INSTRUMENT	1200
		700387-000	SOP*POWER-UP OF AUTOVAXID-C INSTRUMENT	1200
		700388-000	FORM*MASTER LOG AUTOVAXID-C INSTRUMENT	1200
		700389-000	SOP*AUTOVAXID-C INST 72-HOUR BURN-IN OUR BURN-IN	1200

Item #				Item Subtotal
	700390-000	SOP*CHASSIS CONTROL BOARD, CCI	1200
	700391-000	SOP*VALVE DRIVER BOARD, CCI	1200
	700392-000	SOP*4-POSITION PUMP BOARD, CCI	1200
	700393-000	SOP*GASSING MANIFOLD BOARD, CCI	1200
	700394-000	SOP*GASSING MANIFOLD W/PCB, CCI	1200
	700395-000	SOP* GASSING CHASSIS ASSEMBLY	1200
	700396-000	SOP* LOADING S/W IN PHILIPS 80C31 MICROCONTROLLER	1200
	700398-000	SOP*AUTOVAXID-C INST FINAL OPERATIONS INSPECTION-C,MANUFACTURING	1200
	700401-000	SOP* GASSING MANIFOLD INSPECTION	1200
	700402-000	SOP* PUMP MODULE ASSEMBLY	1200
	700403-000	SOP*LIQUID FLOW SENSOR, INSPECTION	1200
	700406-000	SOP*TEST PROCEDURE,POSITION ENCODER	1200
	700407-000	SOP* PUMP TUBING STOP INSPECTION AND BOND TEST	1200
	700409-000	SOP*TEST PROCEDURE,CO2 SENSOR	1200
	700411-000	FORM* REPAIR/UPGRADE LOG	1200
	700412-000	SOP* REPAIR/UPGRADE RECORD KEEPING	1200
	700413-000	SOP*WIRE ROUTING, AUTOVAXID-C INSTRUMENT ID-C INSTRUMENT	1200
				26400

Item #					Item Subtotal
5	ComponentAssembly Dwg&Specifications

6	Tooling
	Cabinet				140970

	AutovaxID Cultureware and Factor Bag Assemby

7	Assemby Fixtures
		900027-000	FIXTURE* AY, BACK PANEL,	9700
		900060-000	FIXTURE*AUTOVAXID C/W	3000
		900063-000	FIXTURE*C/W, FLOW SENSOR, O-RING	2600
					15300

8	Test Fixtures
		900051-000	FIXTURE*PRESSURE TEST, AUTOVAXID-C, CULTUREWARE	3000
		900055-000	FIXTURE* PRESSURE TEST, AUTOVAXID-C	2000
					5000

9	Manufacturing Documentation
		700397-000	SOP* ADHESIVE BONDING	1200
		700399-000	SOP* TEST, PRESSURE, AUTOVAXID-C CULTUREWARE	1200
		700408-000	SOP* pH ELECTRODE	1200
					3600

10	Tooling
	Cultureware Cover			10850
	Cultureware Backpanel			63800
	Pump Cassette -to date			32800
					107450
			Total		896100

EXHIBIT D

CONTINUING LIENS

Lien on all assets held by Laurus Master Fund, Ltd.

EXHIBIT E

LEASE AGREEMENT

[Attached]

EXHIBIT F

BUSINESS PLAN

(attached)

EXHIBIT G

VALUATION

[Attached]